AZZ Inc. Reports Financial Results for the
Second Quarter of Fiscal Year 2020

Second Quarter FY2020 EPS Up 37.2% to $0.59 versus $0.43 for Q2 FY2019

Second Quarter FY2020 Revenues Up 6.0% to $236.2 million versus Q2 FY2019

Second Quarter FY2020 Operating Margin of 9.4% compared to 7.7% in Q2 FY2019

Company raises full fiscal year 2020 guidance to Revenues of $1,020 million - $1,060 million and EPS of $2.60 - $2.90 per share

December 5, 2019 - FORT WORTH, TX - AZZ Inc. (NYSE: AZZ), a global provider of metal coatings solutions, welding solutions, specialty electrical equipment and highly engineered services, today announced financial results for the three-month period ended August 31, 2019.

Management Discussion
Tom Ferguson, president and chief executive officer of AZZ Inc., commented, “We continued our positive momentum in the second quarter of fiscal year 2020, with 6% revenue and 38.4% net income growth year-over-year. Our Metal Coatings segment continues to strengthen with improved demand and pricing resulting in record quarterly revenue of $124.8 million, while driving operating margins of 23%. Our Energy segment, despite the typical slow summer season for turnarounds, made a solid contribution to second quarter consolidated revenue which increased 4.5% to $111.3 million. On a consolidated basis, net income was up 38.4% to $15.6 million in the second quarter this year compared to $11.2 million in the second quarter last year. Consolidated net income in the second quarter this year included $1.4 million related to a one-time deferred income tax benefit resulting from corrections made following a review of deferred tax accounting practices. While our consolidated bookings were down 6.3% to $238.0 million compared to $253.9 million in the second quarter last year, it’s important to note we booked a large $55 million order in China during the same period a year ago. With a solid backlog of $301.9 million, our Energy Segment is poised for a strong performance for the remainder of our fiscal year. Our Metal Coatings business continues to gain traction from our key initiatives to drive growth both organically and through acquisitions. Year-to-date our Metal Coatings business has completed two acquisitions in the first quarter, a third one in the second quarter, and we recently announced the closing of a fourth one on September 30th. We are quite pleased with our Metal Coatings teams as they demonstrate their ability to successfully acquire and quickly integrate both Galvanizing and Surface Technology businesses.”

“Metal Coatings segment revenue increased 7.4% from the second quarter of last year. Operating margins increased to 23.0%, compared to 19.0% in the second quarter of fiscal year 2019, primarily due to lower zinc costs flowing through our kettles, improved pricing, and early benefits of our acquisitions made during the first half of the year,” Mr. Ferguson stated. “We are also pleased with our ongoing efforts to improve labor productivity while navigating labor cost headwinds, and the implementation of our Digital Galvanizing System (“DGS”) to drive greater operational efficiency and productivity throughout our plants. AZZ remains the industry leader in North America with 41 galvanizing plants. We are pleased with the early traction in our new businesses - Surface Technologies and Galvabar™, a continuous galvanized rebar product. According to a research study recently completed at the College of Engineering at Texas A&M University, Galvabar™ has an expected product lifespan of 100 years, which would provide a significant improvement in infrastructure sustainability. As part of our acquisitive and organic growth plans, we will continue to focus on strategic infrastructure and technology investments that allow us, and our suppliers and customers to become ever more efficient in our manufacturing and transportation of products and services, while mitigating risks.

Mr. Ferguson continued, “Our Energy segment overcame continued trade uncertainties with China, and the seasonally slow summer turnaround activity, to deliver results in line with fiscal year 2018. We are encouraged by improving industry demand and a robust fall turnaround season. Additionally, we are experiencing particularly strong international demand for our specialty welding solutions which will result in a strong second half performance. We continue to closely monitor the Chinese trade situation, as well as the tighter market for labor in many of our U.S. locations.”

Second Quarter Results
Revenues for the second quarter of fiscal year 2020 were $236.2 million, compared to $222.8 million for the same quarter last year, an increase of 6.0%. Net income for the second quarter increased 38.4% to $15.6 million, or $0.59 per diluted share, compared to net income of $11.2 million, or $0.43 per diluted share, for the second quarter of fiscal year 2019.

Gross margins for the second quarter of fiscal year 2020 improved to 22.3% compared to 21.1% in the second quarter of last year. Operating margins increased to 9.4%, compared to 7.7% in the second quarter of fiscal year 2019, as SG&A fell to 12.9% of sales compared to 13.4% of sales in the prior year.

Incoming orders for the quarter were $238.0 million resulting in a book to revenue ratio of 1.01. In the second quarter of fiscal year 2019 incoming orders were $253.9 million, resulting in a book to revenue ratio of 1.14. Our Energy segment backlog at the end of the second quarter of fiscal year 2020 was $301.9 million compared to $336.0 million, a decrease of 10.1% for the second quarter of last year. Approximately 42% of the current backlog is expected to be delivered outside the U.S., compared to 44% in the second quarter of fiscal year 2019.

Metal Coatings Segment
Revenues for the Metal Coatings segment for the second quarter of fiscal year 2020 were $124.8 million, compared to the $116.3 million for the same period of last year, an increase of 7.4%. Gross profit grew 27.0% to $32.7 million from $25.8 million in the same quarter last year, driving gross margins of 26.2% compared to 22.1% in the same quarter last year. Operating income increased 29.9% to $28.7 million as compared to $22.1 million in the second quarter last year. As a result, operating margins for the second quarter of fiscal year 2020 increased to 23.0%, compared to 19.0% in the same period last year.

Energy Segment
Revenues for the Energy segment for the second quarter of fiscal year 2020 were $111.3 million as compared to $106.5 million for the same quarter last year, an increase of 4.5%. Gross profit for the second quarter was $20.0 million compared to $21.2 million, a decrease of 5.6% for the same period last year, with gross margins of 17.9% for the second quarter of fiscal year 2020 compared to 19.9% in the prior year. Operating income for the Energy segment was slightly down 0.8% to $4.2 million compared to $4.3 million for the same period last year. The Energy segment was impacted by $0.7 million in Chinese tariffs during the second quarter of fiscal year 2020. Operating margins for the second quarter of fiscal year 2020 was 3.8% as compared to 4.0% in the prior year.

Raising Guidance
Tom Ferguson concluded, “Given our strong first half performance and our confidence in the remainder of the year, we are raising our previously issued fiscal 2020 guidance to earnings per share to be in the range of $2.60 to $2.90 per diluted share, and revenues to be in the range of $1,020 to $1,060 million. This compares favorably to previously issued fiscal 2020 guidance of earnings per share in the range of $2.25 to $2.75 per diluted share, and revenues to be in the range of $950 million to $1,030 million. Our fiscal year 2020 guidance reflects our estimates given the current market conditions, current backlog expectations, and does not include any significant acquisitions or divestitures.”

Conference Call
AZZ Inc. will conduct a conference call to discuss financial results for the second quarter of fiscal year 2020 at 11:00 A.M. ET on Thursday, December 5, 2019. Interested parties can access the conference call by dialing (844) 855-9499 or (412) 317-5497 (International). The call will be webcast via the Internet at http://www.azz.com/investor-relations. A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (International), confirmation #10134947, or for 30 days at http://www.azz.com/investor-relations.

About AZZ Inc.
AZZ Inc. is a global provider of metal coating solutions, welding solutions, specialty electrical equipment and highly engineered services to the power generation, transmission, distribution and industrial markets. AZZ Metal Coatings is a leading provider of metal finishing solutions for corrosion protection, including hot dip galvanizing to the North American steel fabrication industry. AZZ Energy is dedicated to delivering safe and reliable transmission of power from generation sources to end customers, and automated weld overlay solutions for corrosion and erosion mitigation to critical infrastructure in the energy markets worldwide.

Safe Harbor Statement
Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the metal coatings markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the political stability and economic conditions of the various markets that AZZ serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management and employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2019 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:	Paul Fehlman, Senior Vice President - Finance and CFO
AZZ Inc. 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame, Robert Blum or Joe Diaz
Internet: www.lythampartners.com

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AZZ Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2019	2018	2019	2018

Net sales	$236,190	$222,787	$525,313	$485,023
Costs of sales	183,504	175,883	406,520	379,414
Gross margin	52,686	46,904	118,793	105,609

Selling, general and administrative	30,479	29,799	65,612	64,808
Operating income	22,207	17,105	53,181	40,801

Interest expense	3,548	3,980	7,132	7,818
Other (income) expense, net	686	(857)	1,110	(1,148)
Income before income taxes	17,973	13,982	44,939	34,131
Income tax expense	2,415	2,738	8,097	7,169
Net income	$15,558	$11,244	$36,842	$26,962
Earnings per common share
Basic	$0.59	$0.43	$1.41	$1.04
Diluted	$0.59	$0.43	$1.40	$1.03

Diluted average shares outstanding	26,272	26,091	26,233	26,062

AZZ Inc.
Segment Reporting
(in thousands)
(unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2019	2018	2019	2018
Net sales:
Energy	$111,347	$106,515	$278,316	$253,501
Metal Coatings	124,843	116,272	246,997	231,522
	$236,190	$222,787	$525,313	$485,023

Segment operating income (loss):
Energy	$4,239	$4,273	$16,810	$14,231
Metal Coatings	28,673	22,076	58,065	47,260
Corporate	(10,705)	(9,244)	(21,694)	(20,690)
	$22,207	$17,105	$53,181	$40,801

AZZ Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	August 31, 2019	February 28, 2019

Assets:
Current assets	$380,041	$378,545
Net property, plant and equipment	214,098	210,227
Other assets, net	525,978	499,798
Total assets	$1,120,117	$1,088,570

Liabilities and shareholders’ equity:
Current liabilities	$149,248	$164,771
Long term debt due after one year, net	255,812	240,745
Other liabilities	80,451	79,326
Shareholders’ equity	634,606	603,728
Total liabilities and shareholders’ equity	$1,120,117	$1,088,570

AZZ Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended August 31,
	2019	2018

Net cash provided by operating activities	$38,235	$16,694
Net cash used in investing activities	(56,088)	(14,840)
Net cash provided by (used in) financing activities	7,196	(13,357)
Effect of exchange rate changes on cash	235	(146)
Net decrease in cash and cash equivalents	$(10,422)	$(11,649)
Cash and cash equivalents at beginning of period	24,005	20,853
Cash and cash equivalents at end of period	$13,583	$9,204

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